Exhibit 99

CONTACT:	Robert F. Mangano President & Chief Executive Officer (609) 655-4500	Joseph M. Reardon Senior Vice President & Treasurer (609) 655-4500

PRESS RELEASE – FOR IMMEDIATE RELEASE……

1ST CONSTITUTION BANCORP REPORTS
OPERATING RESULTS FOR THE FIRST QUARTER
ENDED MARCH 31, 2008

CRANBURY NJ – MAY 14, 2008……1ST Constitution Bancorp (NASDAQ; FCCY), the parent company of 1ST Constitution Bank, reported net income of $802,197 for the quarter ended March 31, 2008, or $0.20 per diluted share, compared to net income of $1,325,894 for the quarter ended March 31, 2007, or $0.33 per diluted earnings per share.  Net income for the quarter decreased by $523,697, or 39.5 percent, over the results reported for the first quarter of 2007.  The 2007 per share amount has been restated to give effect to a 6 percent stock dividend paid on February 6, 2008.

The actions taken by the Federal Reserve Open Market Committee to rapidly reduce short-term interest rates, coupled with the absolute costs of the Company’s interest bearing liabilities, influenced the decline in net income in the first quarter of 2008, as compared to the first quarter of 2007.

Net interest income declined for the first quarter ended March 31, 2008 to $4,003,130 from $4,457,673 reported for the first quarter of 2007.  Supporting earnings for the quarter was the continued generation of non-interest income, which reached $786,377, up $142,636, or 22 percent, above the same prior year quarter.

At March 31, 2008, the allowance for loan and lease losses was $3,513,080, an increase of $165,000 from December 31, 2007.  The ratio of the allowance for loan and lease losses to total loans was 0.98 percent at March 31, 2008, and 1.10 percent at December 31, 2007.

Total assets at March 31, 2008 reached $476.3 million, representing an increase of $47.1 million over December 31, 2007 assets of $429.2 million.  Deposits at March 31, 2008 grew to $378.7 million, up from $329.3 million at December 31, 2007.

1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, operates eleven branch banking offices in Cranbury (2), Fort Lee, Hamilton, Hightstown, Jamesburg, Montgomery, Perth Amboy, Plainsboro, West Windsor and Princeton, New Jersey.

1ST Constitution Bancorp common stock is traded on the Nasdaq Global Market under the trading symbol “FCCY”.  Information about 1ST Constitution Bancorp can be accessed via the Internet at www.1STCONSTITUTION.com.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1ST Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time.

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1st Constitution Bancorp
Selected Consolidated Financial Data

($ in thousands, except per share amounts)	At or For the Three Months
	Ended March 31,
	2008	2007
Income Statement Data:
Interest income	$7,167	$7,389
Interest expense	3,164	2,931
Net interest income	4,003	4,458
Provision for loan losses	165	40
Net interest income after prov.for loan losses	3,838	4,418
Non-interest income	786	643
Non-interest expense	3,414	3,074
Income before income taxes	1,210	1,987
Income tax expense	408	661
Net income	$802	$1,326

Balance Sheet Data:
Total Assets	$476,280	$421,520
Loans, including loans held for sale	358,153	280,685
Allowance for possible loan losses	(3,513)	(3,348)
Securities available for sale	71,056	79,766
Securities held to maturity	16,487	26,578
Deposits	378,709	340,782
Shareholders' Equity	41,648	36,833

Performance Ratios:
Return on average assets	0.72%	1.31%
Return on average equity	7.75%	14.79%
Net interest margin	3.88%	4.81%
Efficiency ratio	71.3%	60.3%

Asset Quality:
Loans past due over 90 days and still accruing	$300	$0
Nonaccrual loans	2,969	3,565
OREO property	4,305	0
Net charge-offs (recoveries)	0	(80)
Allowance for loan losses to total loans	0.98%	1.19%
Nonperforming loans to total loans	0.91%	1.27%

Per Share Data:
Earnings per share - Basic	$0.20	$0.33
Earnings per share - Diluted	$0.20	$0.33
Book value per share	$10.44	$9.24